Exhibit 99.1

UTStarcom Announces Results of Its 2010 Annual General Meeting of Shareholders

Beijing, December 13, 2010 — UTStarcom, Inc. (“UTStarcom” or “the Company”) (NASDAQ: UTSI), a leader in IP-based network solutions for IPTV, Internet TV and Broadband operators in the cable and telecom sectors, today announced the official results of its 2010 Annual General Meeting, held on December 13, 2010 at 1:00 p.m. local time in Beijing, China. The following proposals were approved by the Company’s shareholders:

1.              Thomas J. Toy was elected as a Class I Director to serve until the 2013 Annual General Meeting of Shareholders;

2.              PricewaterhouseCoopers Zhong Tian CPAs Limited Company was ratified as the Company’s independent auditor for the fiscal year ending December 31, 2010.

About UTStarcom, Inc.

UTStarcom is a leader in IP-based network solutions for IPTV, Internet TV and Broadband operators in the cable and telecom sectors. The Company sells its solutions to operators in both emerging and established telecommunications and cable markets around the world. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient, end-to-end IP networks.

Founded in 1991, listed in NASDAQ in 2000, the Company has its operational headquarters in Beijing, China and research and development operations in China and India. For more information about UTStarcom, visit the Company’s Web site at http://www.utstar.com.

For investor and media inquiries, please contact:

Jing Ou-Yang

UTStarcom, Inc.

Phone: +8610 8520 5153

jouyang@utstar.com

Brion Tingler

Kreab Gavin Anderson

Phone: +8610 6505 9816

btingler@kreabgavinanderson.com